As filed with the Securities and Exchange Commission on June 21, 2019
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

EHEALTH, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2625 Augustine Drive, Second Floor Santa Clara, California 95054	56-2357876
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

eHealth, Inc. 2014 Equity Incentive Plan (Full title of the Plan)

Scott Giesler Senior Vice President, General Counsel and Secretary eHealth, Inc. 2625 Augustine Drive, Second Floor Santa Clara, California 95054 (650) 584-2700
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Patrick J. Schultheis Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐    Accelerated filer ☒
Non-accelerated filer ☐     (Do not check if a smaller reporting company)    Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.001 par value) To be issued under the 2014 Equity Incentive Plan	2,500,000(1)	$74.59 (2)	$186,475,000	$22,600.77

(1)
Represents the shares of the registrant’s Common Stock added to the shares previously authorized for issuance under the 2014 Equity Incentive Plan pursuant to the amendment of the 2014 Equity Incentive Plan approved by the registrant's stockholders on June 11, 2019. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2014 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, and is based on the average of the high and low prices per share of the registrant’s common stock on the Nasdaq Global Market as of a date (June 18, 2019) within five business days prior to filing this Registration Statement.

This registration statement on Form S-8 registers an additional 2,500,000 shares of the registrant’s common stock, par value $0.001 per share, to be issued pursuant to the registrant’s 2014 Equity Incentive Plan. Accordingly, the contents of the registration statement on Form S-8 filed by the registrant with the Securities and Exchange Commission (the “Commission”) on June 11, 2014 (File No. 333-196675), including periodic and other reports that the registrant filed after the filing of such Form S-8 to maintain current information about the registrant, are incorporated herein by reference into this registration statement pursuant to General Instruction E to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

▪	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 14, 2019;

▪
All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registrant’s Annual Report referred to above; and

▪
The description of the registrant’s common stock set forth in the Registration Statement on Form 8-A filed with the Commission on October 10, 2006, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. The registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as directors and provisions that permit the registrant to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding by reason of the fact that such person is or was a director, officer, employee or agent at the request of the registrant or serves or served at any other enterprise as a director, officer, employee or agent at the request of the registrant. The registrant’s bylaws provide for the indemnification to the fullest extent permitted by Delaware law of officers, directors and third parties involved in a proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving at the registrant’s request as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise and the advancement to such officers, directors and third parties of expenses incurred in connection with defending such a proceeding.
The registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law and also provides for certain additional procedural protections. The registrant currently maintains a directors’ and officers’ liability insurance policy to insure such persons against certain liabilities.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

See Index to Exhibits.
Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

* * * * *
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on June 21, 2019.

EHEALTH, INC.

By:	/s/ Derek N. Yung
Derek Yung
SVP, Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Scott N. Flanders and Derek N. Yung, and each of them, as his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Scott N. Flanders	Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2019
Scott N. Flanders

/s/ Derek N. Yung	SVP, Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2019
Derek N. Yung

Signature	Title	Date

/s/ Andrea C. Brimmer	Director	June 21, 2019
Andrea C. Brimmer

/s/ Michael D. Goldberg	Director	June 21, 2019
Michael D. Goldberg

/s/ Randall S. Livingston	Director	June 21, 2019
Randall S. Livingston

/s/ Jack L. Oliver III	Director	June 21, 2019
Jack L. Oliver III

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title
4.1
Amended and Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1.1 of the registrant’s Registration Statement on Form S-1 (No. 333-133526) filed April 25, 2006)

4.2	Amended and Restated Bylaws of registrant (incorporated herein by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K (No. 001-33071) filed November 17, 2008)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to legality of securities being registered
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (included on signature page)
99.1	2014 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K (No. 001-33071) filed June 14, 2019)